Exhibit 99.1

Arch Therapeutics Announces Positive Preclinical Data from an
Independent Study of AC5 Surgical Hemostatic Device™ in Animals on Blood Thinners

AC5™ Quickly Stopped Bleeding in Second Research Study of Anticoagulant Treated Animals

WELLESLEY, MA – September 8, 2014 -- Arch Therapeutics, Inc. (OTCQB: ARTH) (“Arch” or the “Company”), developer of the AC5 Surgical Hemostatic Device™, announced that an independent third-party research group has obtained positive data from a preclinical study assessing the use of AC5™ in animals receiving an anticoagulant medication (i.e. blood thinner). These results were consistent with the results obtained from a recently completed Arch study that showed that AC5 quickly stopped bleeding from surgical wounds created in the livers of rats that had been treated with a clinically relevant dose of the drug heparin.

Dr. Rutledge Ellis-Behnke, the inventor who discovered the hemostatic properties of self-assembling peptides and one of the study investigators, has previously demonstrated that a synthetic self-assembling peptide could achieve hemostasis in less than 30 seconds in a range of tissues in animal experiments. However, the published literature assessing the use of self-assembling peptides has not until now adequately addressed the potential for hemostasis in the presence of anticoagulant therapy in vivo. The results of this new study support that AC5 can achieve rapid hemostasis in living animals that have undergone anticoagulant treatment with heparin. The average time to hemostasis of the anticoagulated animals was comparable to that of the animals that were not anticoagulated, with the difference between the groups being less than one second.

The research, which was sponsored by Arch Therapeutics, was performed at Semmelweis University Faculty of Medicine in Budapest, Hungary within the Department of Surgical Research and Techniques. The study team also included Rudolf Urbanics, MD, PhD, and Domokos Csukas, DVM. Dr. Urbanics is Head of the in vivo laboratory of SeroScience Ltd and of the Nanomedicine Research and Education Center at Semmelweis University, both located in Budapest, Hungary. Dr. Csukas is a veterinary doctor and Assistant Lecturer in the Department of Surgical Research and Techniques at the Faculty of Medicine of Semmelweis University in Budapest, Hungary, where he is also a PhD candidate. Dr. Ellis-Behnke is Director of the Nanomedicine Translational Think Tank in the Department of Ophthalmology at the Medical Faculty Mannheim of the University of Heidelberg in Germany. Dr. Ellis-Behnke is also affiliated with three U.S. academic institutions, and he is an advisor to and co-founder of Arch Therapeutics.

Terrence W. Norchi, MD, President and CEO of Arch Therapeutics, said, “This study provides independent evidence that AC5 can stop bleeding in animals being treated with an anticoagulant. This additional research represents an important confirmatory step by an outside group, highlighting an exciting feature of AC5 that differentiates it from many existing hemostatic solutions currently on the market. This is a key new finding in AC5’s ongoing development path toward commercialization for use in humans.”

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a medical device company developing a novel approach to stop bleeding (hemostasis) and control leaking (sealant) during surgery and trauma care. Arch is developing products based on an innovative self-assembling peptide technology platform to make surgery and interventional care faster and safer for patients. Arch's flagship development stage product candidate, known as AC5 Surgical Hemostatic Device ™, is being designed to achieve hemostasis in minimally invasive and open surgical procedures.

Find out more at www.archtherapeutics.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

On Behalf of the Board,
Terrence W. Norchi, MD
Arch Therapeutics, Inc.

Contact:

ARTH Investor Relations
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Email: investors@archtherapeutics.com
Website: www.archtherapeutics.com

or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com